UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2021

OCULAR THERAPEUTIX, INC.

(Exact Name of Company as Specified in Charter)

Delaware	001-36554	20-5560161
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 Crosby Drive

Bedford, MA 01730

(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code: (781) 357-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	OCUL	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 4, 2021 (the “Closing Date”), Ocular Therapeutix, Inc. (the “Company”) entered into a Fourth Amended and Restated Credit and Security Agreement (the “Agreement”) with MidCap Financial Trust, as administrative agent (the “Administrative Agent”), and the lenders party thereto (the “Lenders”) which amends and restates that certain Third Amended and Restated Credit and Security Agreement, dated December 21, 2018, by and among the Company, the Administrative Agent, and the lenders party thereto, as amended by that certain First Amendment to Third Amended and Restated Credit and Security Agreement, dated February 21, 2019, and that certain Second Amendment to Third Amended and Restated Credit and Security Agreement, dated August 2, 2019 (the “Prior Agreement”), to refinance the Company’s existing secured term loan facility (the “Credit Facility”).

Under the Agreement, the term loans outstanding under the Prior Agreement, in the aggregate principal amount of approximately $20,833,333.35, were rolled over and converted into a new term loan under the Credit Facility as of the Closing Date (the “Converted Term Loan”). The Agreement also established an additional term loan under the Credit Facility in the principal amount of approximately $4,166,666.65 as of the Closing Date (the “2021 Term Loan” and, together with the Converted Term Loan, the “Term Loans”). Under the Agreement, the aggregate principal amount of the Term Loans available under the Credit Facility is $25.0 million (the “Total Credit Facility Amount”), the entirety of which was drawn at closing.

The Agreement extends the term of the Credit Facility until November 30, 2025, provided that the term is automatically extended until April 1, 2026 (as applicable, the “Maturity Date”), if the Administrative Agent receives evidence reasonably satisfactory to it, by November 15, 2025, that the entire principal amount of the $37.5 million of unsecured senior subordinated convertible notes that the Company issued in March 2019 (the “2026 Convertible Notes”) has been converted into equity interests of the Company and that such indebtedness is otherwise indefeasibly satisfied in full. The Agreement requires the Company to make interest-only payments on the Term Loans on a monthly basis until May 1, 2024. The Agreement requires that thereafter, in addition to the monthly interest payments, the Company make principal payments on the Term Loans in accordance with the amortization schedules set forth in the Agreement. Remaining unpaid principal and accrued interest outstanding on the Maturity Date is due on the Maturity Date.

Amounts borrowed under the Credit Facility incur interest at a LIBOR-based rate, subject to a minimum 1.00% floor, plus 6.75%. The Company may prepay funds drawn under the Credit Facility at any time, in accordance with the terms of the Agreement, subject to prepayment fees of (i) 3.00% of outstanding principal prepaid, for funds prepaid on or prior to the one-year anniversary of the Closing Date; (ii) 2.00% of outstanding principal prepaid, for funds prepaid after the one-year anniversary but on or prior to the two-year anniversary of the Closing Date; and (iii) 1.00% of outstanding principal prepaid, for funds prepaid after the two-year anniversary but on or prior to the three-year anniversary of the Closing Date. No prepayment fees are required for funds prepaid thereafter. The Company is also obligated to pay a partial exit fee of 3.50% of outstanding principal prepaid. Further, the Company has agreed to pay an exit fee equal to 3.50% of the Total Credit Facility Amount, less any partial exit fees paid, at the Maturity Date.

Pursuant to and as further described in the Agreement, the Company granted the Lenders a first-priority security interest in all assets of the Company, including its intellectual property, subject to certain agreed-upon exceptions. The Agreement includes a negative covenant restricting the Company from making payments to the holders of the 2026 Convertible Notes except in connection with a proposed conversion to equity and with respect to certain permitted expenses. The Agreement also includes customary affirmative and negative covenants including limitations on dispositions, mergers or acquisitions; incurring indebtedness, liens or encumbrances; paying dividends or making distributions; making certain investments; and engaging in certain other business transactions. The Company’s obligations under the Credit Facility are subject to acceleration upon the occurrence of specified events of default, including a material adverse change in the Company’s business, operations or financial or other condition or a breach or default in the Company’s obligations under the 2026 Convertible Notes. At the election of the Administrative Agent, the Agreement provides that, following the occurrence and during the continuance of an event of default as defined in the Agreement, the Term Loans may bear an interest rate that is 4.00% above the rate that is otherwise applicable.

A copy of the Agreement is attached as Exhibit 10.1 hereto and is incorporated herein by reference. The foregoing description of the Agreement is qualified in its entirety by reference to such exhibit.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

10.1	Fourth Amended and Restated Credit and Security Agreement dated June 4, 2021 by and among MidCap Financial Trust, as administrative agent, Ocular Therapeutix, Inc., and the Lenders listed therein

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCULAR THERAPEUTIX, INC.

Date: June 4, 2021	By:	/s/ Donald Notman
Donald Notman
Chief Financial Officer